SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              KOHL'S CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


      1) Title of each class of securities to which transaction applies:

      ------------------------------------------------------------------------


      2) Aggregate number of securities to which transaction applies:

      ------------------------------------------------------------------------


      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      ------------------------------------------------------------------------


      4) Proposed maximum aggregate value of transaction:

      ------------------------------------------------------------------------


      5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

      ------------------------------------------------------------------------


      2) Form, Schedule or Registration Statement No.:

      ------------------------------------------------------------------------


      3) Filing Party:

      ------------------------------------------------------------------------


      4) Date Filed:

      ------------------------------------------------------------------------

                         [LOGO OF KOHL'S CORPORATION]

                          N56 W17000 RIDGEWOOD DRIVE
                       MENOMONEE FALLS, WISCONSIN 53051

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 28, 1997

To Our Shareholders:

  The Annual Meeting of Shareholders of Kohl's Corporation, a Wisconsin corporation (the "Company"), will be held at Davians Banquet & Conference Center, 16300 West Silver Spring Drive, Menomonee Falls, Wisconsin 53051, on Wednesday, May 28, 1997, at 10:00 a.m., for the following purposes:

1. To elect three directors to serve for a three-year term.

2. To ratify the appointment of Ernst & Young LLP as independent auditors.

3. To consider and act upon a proposal to adopt the Company's 1997 Stock Option Plan for Outside Directors.

4. To act upon any other business that may properly come before the meeting or any adjournment thereof.

  Only shareholders of record at the close of business on April 11, 1997, are entitled to notice of and to vote at the meeting.

  You are cordially invited to attend the meeting. Your vote is important no matter how large or small your holdings may be. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE REPLY ENVELOPE PROVIDED AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY MAY BE REVOKED.

                                          By Order of the Board of Directors

                                          John F. Herma
                                          Secretary

Menomonee Falls, Wisconsin
April 22, 1997

                         [LOGO OF KOHL'S CORPORATION]

                          N56 W17000 RIDGEWOOD DRIVE
                       MENOMONEE FALLS, WISCONSIN 53051

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 28, 1997

                               ----------------

  The Board of Directors of Kohl's Corporation (the "Company") solicits the enclosed proxy for the Annual Meeting of Shareholders to be held on May 28, 1997, or any adjournment(s) thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Only holders of record of the 74,020,065 shares of Common Stock outstanding at the close of business on April 11, 1997, will be entitled to notice of and to vote at the meeting. Each such shareholder is entitled to one
(1) vote for each share of Common Stock so held and may vote such shares either in person or by proxy.

  The shares represented by each valid proxy received in time will be voted at the annual meeting in accordance with the directions and specifications contained therein. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a proxy dated at a later time or a written revocation dated after the date of the proxy. A proxy will be revoked if the shareholder who executed it is present at the meeting and elects to vote in person.

  References herein to a "fiscal year" are to the calendar year in which the fiscal year begins. For example, the fiscal year ended February 1, 1997 is referred to herein as "fiscal 1996."

  This proxy statement, the accompanying proxy and the Company's Annual Report for fiscal 1996 are being furnished to shareholders beginning on or about April 22, 1997.

                              PROPOSAL NUMBER ONE

                             ELECTION OF DIRECTORS

  Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for the election of three nominees to serve as Class II directors for a three-year term expiring in 2000, and until their successors are elected. The three Class II nominees are Jay H. Baker, Herbert Simon and Peter M. Sommerhauser.

  The Company's Articles of Incorporation provide that the Company's Board of Directors shall consist of not less than five nor more than fifteen persons. Directors are divided into three classes (Class I, Class II and Class III), and each class is elected for a term of three years. The Board of Directors currently consists of eight members: two of whom are Class I directors whose terms expire at the 1999 Annual Meeting; three of whom are Class II directors whose terms expire at this Annual Meeting; and three of whom are Class III directors whose terms expire at the 1998 Annual Meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

  Following is information regarding the nominees and directors, as furnished by them. Unless otherwise indicated, the nominees and directors have had the indicated principal occupation for at least the past five years.

                                                                    FIRST YEAR
                                                                    AS DIRECTOR
                                                                    -----------
NOMINEES FOR ELECTION AS CLASS II DIRECTORS
(Terms to expire in 2000)
  Jay H. Baker, 62.................................................    1988
    President of the Company.
  Herbert Simon, 62(2).............................................    1988
    Co-Chairman of the Board of Directors of Simon DeBartolo Group,
    Inc., a publicly held real estate investment trust engaged in the development and management of shopping centers and Co-
    Chairman of Melvin Simon & Associates, Inc., a real estate developer and manager.
  Peter M. Sommerhauser, 54........................................    1988
    Shareholder of the law firm of Godfrey & Kahn, S.C., Milwaukee,
     Wisconsin.
CLASS I DIRECTORS
(Terms to expire in 1999)
  William S. Kellogg, 53...........................................    1988
    Chairman and Chief Executive Officer of the Company.
  R. Elton White, 54(1), (2).......................................    1994
    President, REW Enterprise, a private investment company.
    Formerly President (1991-1994) and an Executive Vice President
    (1987-1991) of NCR Corporation. Mr. White is a director of
    Duriron Corporation, Verifone Corporation and Keithley
    Instruments, Inc.
CLASS III DIRECTORS
(Terms to expire in 1998)
  John F. Herma, 49................................................    1988
    Chief Operating Officer and Secretary of the Company.
  R. Lawrence Montgomery, 48.......................................    1994
    Vice Chairman of the Company.
  Frank V. Sica, 46(1).............................................    1988
    Managing Director in the Merchant Banking Division of Morgan
    Stanley & Co. Incorporated since 1988. Mr. Sica is a director of ARM Financial Group, Inc., Consolidated Hydro, Inc., CSG
    Systems International, Inc., Fort Howard Corporation, PageMart
    Wireless, Inc., PageMart, Inc., Sullivan Communications, Inc.
    and several private companies.

--------
(1) Member of the Compensation and Stock Option Committee.
(2) Member of the Audit Committee.

  The Board of Directors has no reason to believe that a nominee is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may reduce the number of directors or may designate a substitute nominee, in which event the shares represented by the proxies returned to the Company will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy.

  The Company's Board of Directors held four formal meetings during fiscal 1996. In addition, management confers frequently with its directors on an informal basis to discuss Company affairs. During fiscal 1996 each director attended at least 75% of the full board meetings and meetings of committees on which such director served, except Mr. Simon.

DIRECTOR COMMITTEES AND COMPENSATION

  The Company's Board of Directors has two standing committees: a Compensation and Stock Option Committee and an Audit Committee.

  The duties of the Compensation and Stock Option Committee are to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation and Stock Option Committee has the authority to administer the Company's stock option plans and to grant options thereunder. In addition, the Compensation and Stock Option Committee reviews the Chairman's, President's and Chief Operating Officer's recommendations on (i) compensation of all corporate officers, (ii) granting of awards under the Company's other compensation and benefit plans and (iii) adopting and changing major compensation policies and practices, and reports its recommendations to the whole Board of Directors for approval and to authorize action. During fiscal 1996, the Compensation and Stock Option Committee accomplished its business without a formal meeting.

  The duties of the Audit Committee are to recommend to the whole Board of Directors the selection of independent auditors to audit annually the books and records of the Company, to review the activities and the reports of the independent auditors and to report the results of such review to the whole Board of Directors. The Audit Committee met two times during fiscal 1996.

  Directors are reimbursed for travel and other expenses related to attendance at Board and committee meetings, but, other than Mr. White, are not otherwise compensated for their services. Mr. White receives $15,000 per year for services as a director, plus $1,000 per day for each committee meeting attended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As noted above, Messrs. Sica and White are currently members of the Compensation and Stock Option Committee of the Board of Directors. During parts of fiscal 1996, Messrs. Simon and Sommerhauser served on the committee.

  The Company occupies 10 stores that it leases from entities owned or managed by Mr. Simon, his brother and their immediate families. During fiscal 1996, the Company incurred rent expense of $3.7 million in connection with such leases. The Company believes that the terms and conditions of such leases are at least as favorable to the Company as could be obtained from unaffiliated parties.

  Mr. Sommerhauser is a shareholder of the law firm of Godfrey & Kahn, S.C., which performs legal services for the Company. Mr. Sommerhauser beneficially owns 220,104 shares of Common Stock, excluding 9,725,028 additional shares as to which Mr. Sommerhauser has sole or shared voting and investment power. See "Beneficial Ownership of Shares".

                        BENEFICIAL OWNERSHIP OF SHARES

  The following information is furnished as of March 15, 1997 (unless otherwise noted) to indicate beneficial ownership of shares of the Company's Common Stock by each director, each executive officer listed in the Summary Compensation Table, each person who is known to the Company to own beneficially more than 5% of the Company's Common Stock, and all executive officers and directors of the Company, as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Indicated options are all exercisable within 60 days of March 15, 1997.

                                                           AMOUNT       PERCENT
                                                        BENEFICIALLY      OF
   NAME OF BENEFICIAL OWNER                                OWNED         CLASS
   ------------------------                             ------------    -------
   William S. Kellogg.................................    6,405,412(1)    8.5%
   Jay H. Baker.......................................    3,147,062(2)    4.2
   John F. Herma......................................    3,927,986(3)    5.2
   R. Lawrence Montgomery.............................      358,216(4)      *
   Kevin B. Mansell...................................      304,216(5)      *
   Frank V. Sica......................................        2,000         *
   Herbert Simon......................................            0        --
   Peter M. Sommerhauser..............................      220,104(6)      *
    780 North Water Street
    Milwaukee, WI 53202
   R. Elton White.....................................        5,000         *
   All directors and executive officers as a group (13
    persons)..........................................   14,828,786(7)   19.7
   The Prudential Insurance Company of America........    5,702,620(8)    7.7
    Prudential Plaza
    Newark, New Jersey 07102
   Jennison Associates Capital Corp...................    5,689,200(9)    7.7
    466 Lexington Avenue
    New York, New York 10017
   The Equitable Companies Incorporated...............    5,035,120(10)   6.8
    787 Seventh Avenue
    New York, NY 10019

--------
*Less than 1%.
 (1) Includes 5,632,212 shares held in trust for the benefit of Mr. Kellogg's family but as to which Mr. Sommerhauser has sole voting and investment power and 25,930 shares held by a charitable foundation for which Mr. Kellogg serves as a director and president. Excludes 634,446 shares held in trust for the benefit of Mr. Baker's family and as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power. Includes 287,500 shares represented by stock options.
 (2) Includes 634,446 shares held in trust for the benefit of Mr. Baker's family but as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power and 54,830 shares held by a charitable foundation for which Mr. Baker serves as a director and president. Also includes 143,750 shares represented by stock options.
 (3) Includes 3,204,236 shares held in trust for the benefit of Mr. Herma's family but as to which Mr. Sommerhauser has sole voting and investment power and 13,400 shares held by a charitable foundation for which Mr. Herma serves as a director and president. Also includes 143,750 shares represented by stock options.
 (4) Includes 62,974 shares held in trust for the benefit of Mr. Montgomery's family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 172,950 shares represented by stock options.
 (5) Includes 69,000 shares held in trust for the benefit of Mr. Mansell's family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 118,950 shares represented by stock options.

 (6) Excludes 9,630,868 shares held in trust for the benefit of the families of Executive Officers, as noted in the footnotes above, or held in trust for the benefit of the family of a retired executive officer of the Company, as to which Mr. Sommerhauser has sole or shared voting and investment power. Includes 43,000 shares held in trusts for the benefit of Mr. Sommerhauser's family as to which Mr. Sommerhauser has no voting or investment power. Excludes 94,160 shares held by charitable foundations, as noted in the footnotes above, for which Mr. Sommerhauser acts as a director and may be deemed to have shared voting and investment power. Includes 2,000 shares held by a charitable foundation for which Mr. Sommerhauser acts as president and a director.
 (7) Includes 1,229,192 shares represented by stock options.
 (8) Based upon information as of December 31, 1996 set forth in Amendment No. 4 to Schedule 13G. According to its filing, The Prudential Insurance Company of America has sole voting and dispositive power with respect to 555,200 shares, shared voting power with respect to 4,667,120 shares and shared dispositive power with respect to 5,147,420 shares.
 (9) Based upon information as of December 31, 1996 set forth in Amendment No. 4 to Schedule 13G. According to its filing, Jennison Associates Capital Corp. has sole voting power with respect to 900,100 shares, shared voting power with respect to 4,308,800 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 5,689,200 shares.
(10) Based upon information as of December 31, 1996 set forth in a Schedule 13G. According to their joint filing, The Equitable Companies Incorporated, AXA, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, each has sole voting power with respect to 3,446,260 shares, shared voting power with respect to 172,600 shares, sole dispositive power with respect to 5,035,120 shares and shared dispositive power with respect to no shares.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Based solely upon its review of Form 3, 4 and 5 and amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all of such forms were filed on a timely basis by reporting persons.

                            EXECUTIVE COMPENSATION

  The table below summarizes information concerning compensation for the last three fiscal years of those persons who were at February 1, 1997 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                  COMPENSATION
                                       ANNUAL COMPENSATION         AWARDS(1)
                                --------------------------------- ------------
                                                                     SHARES
                                                                   UNDERLYING
   NAME AND PRINCIPAL    FISCAL                    OTHER ANNUAL      STOCK        ALL OTHER
        POSITION          YEAR   SALARY   BONUS   COMPENSATION(2)  OPTIONS(#)  COMPENSATION(3)
   ------------------    ------ -------- -------- --------------- ------------ ---------------
William S. Kellogg......  1996  $948,916 $327,284     $     0       100,000        $6,245
 Chairman of the Board
  and                     1995   861,622   91,830           0       100,000         5,604
 Chief Executive Officer  1994   813,543  110,537           0       100,000         6,460
Jay H. Baker............  1996   808,380  278,813           0        50,000         6,155
 President                1995   734,014   78,230           0        50,000         5,595
                          1994   693,056   94,166           0        50,000         6,452
John F. Herma...........  1996   499,106  172,143           0        50,000         5,855
 Chief Operating Officer  1995   453,192   48,300           0        50,000         5,226
                          1994   427,903   58,140           0        50,000         5,950
R. Lawrence Montgomery..  1996   422,049  132,008      50,383       185,000         5,046
 Vice Chairman            1995   341,250   35,000      36,294        40,000         4,440
                          1994   316,667   41,600      37,493        30,000         4,584
Kevin B. Mansell........  1996   272,500   92,400      50,316        65,000         3,244
 Executive Vice
  President               1995   230,833   23,500      36,245        24,000         1,865
 General Merchandise      1994   206,667   27,300      37,445        24,000         3,217
 Manager

--------
(1) None of the named executive officers held restricted stock at the end of fiscal 1996.
(2) Fiscal 1996 amounts consist of interest expense and related tax reimbursement payments for Mr. Montgomery and Mr. Mansell made under a certain agreement described below. See "Executive Compensation--Other Agreements," below. Perquisites and other personal benefits (valued on the basis of incremental cost to the Company) did not exceed the lesser of $50,000 or 10% of the annual salary and bonus for any of the named executive officers.
(3) Includes matching contributions by the Company for fiscal 1996 under the Company's savings plan in the following amounts: Mr. Kellogg ($3,775), Mr. Baker ($3,685), Mr. Herma ($3,485), Mr. Montgomery ($3,427) and Mr. Mansell ($1,954). Also includes the following amounts paid by the Company during fiscal 1996 for term life, long term disability and accidental death and dismemberment insurance under the Company's life insurance plan:
    Mr. Kellogg ($2,470), Mr. Baker ($2,470), Mr. Herma ($2,370), Mr.
    Montgomery ($1,619) and Mr. Mansell ($1,290).

OPTION GRANTS IN LAST FISCAL YEAR

  The Company has adopted a 1992 Long-Term Compensation Plan (the "1992 Plan") and a 1994 Long-Term Compensation Plan (the "1994 Plan"). The 1992 Plan authorizes awards through May 14, 2002 for up to 5,700,000 shares of Common Stock, of which 220,149 shares were available for grant as of the end of fiscal 1996. The 1994 Plan authorizes awards through May 24, 2004 for up to 6,000,000 shares of Common Stock, 5,395,450 shares of which were available for grant as of the end of fiscal 1996. Awards may be in the form of stock options; stock appreciation rights; Common Stock, including restricted stock; Common Stock units; performance units; and performance shares. During fiscal 1996, only stock options were granted under the 1992 Plan and 1994 Plan.

  The table below provides information regarding option grants during fiscal 1996 to the persons named in the Summary Compensation Table.

                           NUMBER OF                                         POTENTIAL REALIZABLE
                             SHARES       % OF TOTAL                           VALUE AT ASSUMED
                           UNDERLYING   OPTIONS GRANTED EXERCISE             ANNUAL RATE OF STOCK
                            OPTIONS     TO EMPLOYEES IN   PRICE   EXPIRATION  PRICE APPRECIATION
NAME                     GRANTED(1),(2)   FISCAL YEAR   ($/SHARE)    DATE    FOR OPTION TERM(S)(3)
----                     -------------- --------------- --------- ---------- ---------------------
                                                                                 5%        10%
                                                                             ---------- ----------
William S. Kellogg......     50,000           3.5%       $28.563   02/07/06  $  898,156 $2,276,103
                             50,000           3.5         37.000   01/07/07   1,163,455  2,948,424
Jay H. Baker............     25,000           1.8         28.563   02/07/06     449,078  1,138,052
                             25,000           1.8         37.000   01/07/07     581,728  1,474,212
John F. Herma...........     25,000           1.8         28.563   02/07/06     449,078  1,138,052
                             25,000           1.8         37.000   01/07/07     581,728  1,474,212
R. Lawrence Montgomery..     40,000           2.8         28.563   02/07/06     718,525  1,820,883
                            100,000(4)        7.1         28.563   02/07/06   1,796,311  4,552,206
                             45,000           3.2         37.000   01/07/07   1,047,110  2,653,581
Kevin B. Mansell........     30,000           2.1         28.563   02/07/06     538,894  1,365,662
                             35,000           2.5         37.000   01/07/07     814,419  2,063,896

--------
(1) All options granted in the fiscal year were awarded with an exercise price equal to the fair market value of the Common Stock on the date of grant and, except as otherwise noted, are exercisable in four equal annual installments commencing one year from date of grant, with full vesting occurring on the fourth anniversary of the date of grant. Options were granted on February 7, 1996 and January 7, 1997. Customarily the Company has granted options to executive officers soon after the commencement of each fiscal year, even though options granted to all other key associates are awarded prior to the end of each fiscal year. For ease of administration, options were granted to executive officers on January 7, 1997 to be contemporaneous with options granted to all other key associates.
(2) The Compensation and Stock Option Committee retains discretion to, among other things, accelerate the exercise of an option, modify the terms of outstanding options (including decreasing the exercise price), and permit the exercise price and tax withholding obligations related to exercise to be paid by delivery of already owned shares or by offset of the underlying shares.
(3) These amounts do not represent the present value of the options. Amounts shown represent what would be received upon exercise (ten years after the date of grant) assuming certain rates of stock price appreciation during the entire period. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock and overall stock conditions. In addition, actual gains are dependent upon whether, and the extent to which, the options actually vest.
(4) Options are exercisable in annual installments of unequal size, commencing five years from date of grant with full vesting occurring on the tenth anniversary of the date of grant.

AGGREGATE OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

  The table below provides information regarding the value of stock options held at February 1, 1997 by the persons named in the Summary Compensation Table. During the fiscal year, no stock options were exercised by such persons.

                         NUMBER OF SHARES UNDERLYING        VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                             AT FISCAL YEAR END              AT FISCAL YEAR END
                         ------------------------------   -------------------------
        NAME             EXERCISABLE     UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
        ----             -------------   --------------   ----------- -------------
William S. Kellogg......         275,000          225,000 $7,907,813   $4,245,288
Jay H. Baker............         137,500          112,500  3,953,906    2,122,644
John F. Herma...........         137,500          112,500  3,953,906    2,122,644
R. Lawrence Montgomery..         145,450          375,000  4,645,350    8,272,743
Kevin B. Mansell........         100,450           94,000  3,319,968    1,529,045

PENSION PLAN

  The Company froze benefit accruals under the Kohl's Department Stores, Inc. Pension Plan (the "Pension Plan") effective February 22, 1996 and terminated the Pension Plan on April 12, 1996. The Company replaced the Pension Plan with an annual contribution to an additional retirement account within the Company's 401(k) Savings Plan. Because benefit accruals were frozen and the Pension Plan was terminated, all Pension Plan participants, including Messrs. Kellogg, Baker, Herma, Montgomery and Mansell, were entitled to elect to receive accrued benefits in the form of an annuity or have such amounts transferred to the additional retirement account under the 401(k) Savings Plan. Messrs. Kellogg, Baker, Herma, Montgomery, and Mansell elected to transfer such amounts to the additional retirement account within the Company's 401(k) Savings Plan. In March, 1997, the Company contributed $2,080 each for Messrs. Kellogg, Baker, Herma, Montgomery and Mansell to the retirement account under the 401(k) Savings Plan.

EMPLOYMENT AGREEMENTS

  The Company has Employment Agreements with Messrs. Kellogg, Baker and Herma. As of the end of fiscal 1996, Mr. Kellogg's Employment Agreement provided for an annual base salary of $991,770, Mr. Baker's Employment Agreement provided for an annual base salary of $844,888, and Mr. Herma's Employment Agreement provided for an annual base salary of $521,646, in each case subject to increase by the Company's Board of Directors. Each of Messrs. Kellogg, Baker and Herma is also entitled to participate in such bonus plans as the Company may establish from time to time. Each of the Employment Agreements has a three-year term, and the term is extended on a daily basis until either party to such contract gives notice that the term shall no longer be so extended. Under the Employment Agreements, each executive, his spouse and dependents are entitled to post-retirement health insurance benefits and a supplemental executive medical plan with coverage similar to that received by the executive at the time of his retirement. Under each of the Employment Agreements, the employment of the executive in question may be terminated upon death, as a result of disability, by the Company for "Cause" (as defined in the Employment Agreements), by the executive for "Good Reason" (as defined in the Employment Agreements but which does not include a change-of-control of Kohl's), or by the executive upon voluntary termination of employment. If the employment of any of the executives is terminated upon his death, such executive's estate will receive the executive's then annual base salary for a period of six months. If the employment of any of the executives is terminated as a result of disability, such executive will continue to receive his then base salary (less benefits paid under such disability insurance as the Company may provide from time to time) for a period of six months. Except for the health insurance benefits noted above, the Employment Agreements do not provide for any post-termination payment other than amounts earned through the date of termination if an executive's employment is terminated by the Company for Cause or as a result of the voluntary resignation of the executive. If the employment of an executive is terminated by the executive for Good Reason or by the Company in violation of the Employment Agreement, the executive will be entitled to a lump-sum payment within ten days of the date of termination or resignation equal generally to the sum of the following: (i) all accrued or deferred amounts not previously paid to the executive; (ii) a pro rata portion of the anticipated bonus and option awards for the current year (determined on the basis of awards made over the prior three years) and (iii) the salary, bonus and incentive compensation payable to the executive for the then remaining term of the Employment Agreement (determined on the basis of the executive's then current salary and average bonus and option awards for the prior three years). If any amount payable under the Employment Agreements upon the termination of an executive's employment would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties would be incurred by the executive with respect to such excise tax, then such executive would be entitled to receive an additional amount so that after payment by the executive of all such excise taxes, interest and penalties, such executive would retain an amount equal to such excise taxes, interest and penalties. Under the Employment Agreements, each executive agrees not to compete with the Company for a period of two years following the termination of his employment.

OTHER AGREEMENTS

  During fiscal 1992, certain of the Company's executive officers entered into agreements with the Company pursuant to which the Company agreed (in consideration for each executive's agreement not to make a certain election under Section 83(b) of the Code) to lend the executive sufficient funds to enable the executive to pay tax on income recognized by the executive attributable to the lapse or termination of transfer restrictions on shares of Common Stock owned by the executive, plus an amount equal to 62% of the proceeds received by the executive from the sale of Common Stock in the Company's initial public offering. Each executive also agreed to apply all proceeds received from the sale of Common Stock in the Company's initial public offering toward payment of the executive's income tax obligations. The restrictions lapsed on the date of consummation of the initial public offering. Because each such executive did not make an election under Section 83(b) of the Code at the time of the acquisition of his shares, the Company received a federal and state income tax deduction in an amount equal to the difference between the fair market value of the executive's Common Stock on the date of the initial public offering and the original purchase price.

  The executive officers who entered into these agreements, and the largest amount of indebtedness outstanding during fiscal 1996 in accordance with each, were: Caryn Blanc ($223,867), Kevin Mansell ($476,887), and R. Lawrence Montgomery ($477,525). As of April 1, 1997, their respective loan balances were: Ms. Blanc ($223,867), Mr. Mansell ($476,887), and Mr. Montgomery ($477,525).

  The loans which bear interest at 5.65% per annum are payable on December 9, 1998; provided, however, that (1) if the executive's employment terminates for any reason other than retirement, disability or death, the loans are immediately payable, (2) if the executive's employment terminates for retirement, disability or death, the loans are payable the earlier of one year after such termination of employment or December 9, 1998, and (3) in the event the executive or trusts established for the executive's family sells any Common Stock, an agreed upon principal amount of the loan is payable for each share of Common Stock so sold. The Company will pay each such executive additional compensation equal to any interest payment on his loan, grossed-up for any tax payable by the executive by reason of such additional compensation (but taking into account the tax benefit for interest on the loan which is deductible by the executive). Each loan is secured by a pledge of Common Stock owned by the executive having a fair market value of 125% of the unpaid principal amount of the loan, calculated as of the end of the preceding calendar quarter.

OTHER TRANSACTIONS

  Messrs. Simon and Sommerhauser are directors of the Company and have certain relationships with the Company. See "Compensation Committee Interlocks and Insider Participation."

                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Stock Option Committee of the Board of Directors of Kohl's Corporation (the "Committee") is pleased to present its report on executive compensation. This Committee report documents the components of the Company's executive officer compensation programs and describes the basis on which compensation determinations for fiscal 1996 were made by the Committee with respect to the executive officers of the Company.

COMPENSATION PHILOSOPHY

  It is the philosophy of the Company that executive compensation be directly linked to corporate performance and increases in shareholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions:

  . Provide a competitive total compensation package that enables the Company to attract and retain key personnel.

  . Provide variable compensation opportunities, primarily on an annual basis, that are directly linked to corporate performance goals.

  . Provide long-term compensation opportunities, primarily through stock options, that align executive compensation with value received by shareholders.

COMPENSATION PROGRAM COMPONENTS

  The particular elements of the Company's compensation program for executive officers are explained below.

  Base Salary. The Committee establishes, in its discretion, increases in salaries for the Chairman, President, Chief Operating Officer and Vice Chairman. The Chairman, President, Chief Operating Officer and Vice Chairman generally determine, in their discretion, based primarily on individual performance evaluations, increases in salaries for the other executive officers, but the Committee reviews their decisions. Salary increases generally range from 0-9%, but in some cases may increase more than 9% to reflect increased responsibilities or to raise an executive officer's salary to a level commensurate with the person's position within the Company. The Committee and Messrs. Kellogg, Baker, Herma and Montgomery rely on certain information described below under "Summary" and on the judgment of the Company's Human Resources Department that salary levels of executive officers are generally competitive.

  During fiscal 1996, Mr. Kellogg's base salary increased 8% from $918,300 at February 4, 1996, to $991,772 at February 1, 1997. Mr. Baker's and Mr. Herma's salaries also increased 8% to $844,888 and $521,646, respectively. The percentage increase was the same as in the previous year, and is consistent with the Committee's current intention generally to award 8% annual increases to Messrs. Kellogg, Baker and Herma assuming acceptable corporate performance as determined in the sole discretion of the Committee, without limitation as to the criteria that the Committee could consider. The fiscal 1996 increases for Messrs. Kellogg, Baker and Herma were based on the Committee's assessment of overall corporate performance and were not based on specific criteria. Under the terms of the employment agreements for Messrs. Kellogg, Baker and Herma, their base salaries cannot be reduced without their consent. During fiscal 1996, salaries for executive officers (other than those named in the Summary Compensation Table) increased 7% on average.

  Annual Incentive Compensation. The Company maintains an executive bonus plan for the benefit of its Management Board members, buyers and store managers. The Management Board is comprised of the Company's executive officers, senior vice presidents, vice presidents, directors, district managers and divisional merchandise managers. Under the plan, the Company's Board of Directors fixes income (before extraordinary items and non-recurring charges) goals for the Company for each fiscal year. Participants receive a cash bonus equal to a predetermined percentage of their base pay depending upon the income level achieved (up to 22.5% of base pay (33% in the case of the Company's executive officers)). The income levels are set sufficiently high in order to link corporate performance with bonus levels, and the plan is intended to tie compensation levels to increases in shareholder value which should occur if the income levels are achieved. At the end of the last fiscal year, approximately 283 associates participated in the plan.

  For fiscal 1996, Messrs. Kellogg, Baker and Herma each received bonuses under the plan aggregating approximately 33% of annual salary at year-end, the same percentage received by all other executive officers participating in the plan. The maximum bonus under the plan was earned because the Company achieved income before extraordinary items and non-recurring charges in excess of the highest performance goal ($101.2 million) set by the Board.

  Long-Term Compensation. The Company's 1992 and 1994 Long-Term Compensation Plans are intended to motivate key associates to put forth maximum efforts toward the continued growth, profitability and success of the Company by providing incentives through the ownership and performance of the Company's Common Stock. The plans are designed to provide benefits to key associates only to the extent that shareholders enjoy increases in value. The Company views stock options as an effective way to motivate key associates and align their interests with those of shareholders. While the plans permit the grant of, among other things, stock options, stock appreciation rights and restricted stock, only stock options were granted during fiscal 1996.

  Stock options are granted under the plan at the prevailing market price and will only have value if the Company's stock price increases after the grant. Generally, option grants vest in four equal annual increments, and (except for certain circumstances) participants must be employed by the Company at the time of vesting in order to exercise the options.

  The Committee determines, in its discretion, the number of options to be granted to executive officers based on individual performance contributions, the dilutive effect on the Company's other shareholders and potential realizable value for the participants. Outstanding historical performance and anticipated future contributions by an individual are recognized in part through larger option grants. The Committee regularly requests and receives recommendations from the Chairman, President, Chief Operating Officer and Vice Chairman regarding option grants for the other executive officers.

  In fiscal 1996, options for 786,000 shares of Common Stock were granted by the Committee to the Company's executive officers, including grants of 100,000, 50,000, and 50,000 shares to Messrs. Kellogg, Baker and Herma, respectively. The grants to Messrs. Kellogg, Baker and Herma were for the same number of shares as in the previous year, but represent options granted on February 7, 1996 and January 7, 1997. Customarily, the Company has granted options to executive officers soon after the commencement of each fiscal year, even though options granted to all other key associates are awarded prior to the end of each fiscal year. For ease of administration, options were granted to executive officers on January 7, 1997 to be contemporaneous with options granted to all other key associates and are consistent with the Committee's current intention generally to continue historical compensation practices for them. Mr. Montgomery was granted an additional 100,000 options to a level commensurate with his position as Vice Chairman of the Company.

TAX LAW LIMITATION ON DEDUCTIBILITY OF COMPENSATION

  The Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of non-performance based compensation paid to certain executive officers of the Company to the extent it exceeds $1 million per executive. The Committee currently intends to recommend compensation amounts and plans which meet the requirements for deductibility, and the Committee expects that Section 162(m) will not limit the deductibility of any compensation expense in fiscal 1997. Messrs. Kellogg and Baker have deferred a portion of their compensation.

SUMMARY

  The Committee has the responsibility for ensuring that the Company's compensation program continues to be in the best interest of its shareholders. The Committee regularly reviews the Company's compensation programs to determine that pay levels and incentive opportunities for executive officers reflect the performance of the Company and of the individual.

  In order to ascertain that compensation levels of executive officers are generally reasonable and competitive, the Committee reviews compensation surveys and certain publicly available compensation information disclosed by other retailers. The base salary and bonus of the chief executive officers of retail companies participating in an annual compensation study of the retail industry by Hay Group, Inc. ranged from a low of $550,000 to a high of $1,250,000 in 1996. The base salary and bonus of the chief executive officers of retailers that constitute the Standard & Poor's Retail (Department Stores) Index (the "peer group index" used in the Company's stock price performance graph) ranged from a low of $344,167 to a high of $2,625,000 in 1995 as indicated in the retailers' respective proxy statements. The mean salary and bonus of the companies in the peer group was $1,476,696 and the median was $1,545,000. Mr. Kellogg's fiscal 1996 salary and bonus were significantly below these 1995 averages. The fiscal 1996 mean salary and bonus of the other named executive officers of the Company was also below the 1995 mean salary and bonus of the other named executive officers of the retailers in the Company's peer group index. Finally, the Company's compensation programs providing stock based compensation to executive officers are periodically submitted to shareholders for review and approval.

  After a review of all existing programs, the Committee believes that the total compensation program for executive officers is consistent with the Committee's compensation philosophy. Base salaries are set at levels that the Committee considers to be reasonable. The executive bonus plan provides variable compensation opportunities to key associates that are directly linked to annual operating results of the Company. The 1992 and 1994 Long-Term Compensation Plans provide opportunities to participants that are consistent with increases in value realized by shareholders. The Committee considers the overall executive compensation package an important reason for the Company's success to date.

                                          COMPENSATION AND
                                          STOCK OPTION COMMITTEE

                                          Frank V. Sica
                                          Herbert Simon
                                          Peter M. Sommerhauser
                                          R. Elton White

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph shows changes since May 19, 1992 (the date that trading in the Company's stock commenced) and February 1, 1997 (the last day in fiscal
1996) in the value of $100 invested in (1) the Company, (2) the Standard & Poor's 500 Index and (3) the Retail (Department Stores)-500 Index, as calculated by Standard & Poor's Compustat Services, Inc. The values of each investment are based on share price appreciation plus, in the case of the indices, dividends paid in cash, with the dividends reinvested. The calculations exclude trading commissions and taxes.

                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG KOHL'S CORPORATION, RETAIL (DEPT. STORES)--500 AND
                                S&P 500 INDEX

Measurement Period                           Retail
(Fiscal Year Covered)   Kohl's Corporation   (Dept. Stores)--500   S&P 500 INDEX
---------------------   ------------------   -------------------   -------------
Measurement Pt-
5/19/92                 $100.00              $100.00               $100.00
FYE 01/30/93            $248.21              $113.85               $107.78
FYE 01/29/94            $339.30              $125.53               $119.95
FYE 01/28/95            $313.38              $115.94               $122.25
FYE 02/03/96            $409.81              $136.44               $169.47
FYE 02/01/97            $555.34              $148.04               $213.68

                              PROPOSAL NUMBER TWO

                           RATIFICATION OF AUDITORS

  Proxies solicited by the Board of Directors will unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for fiscal 1997. Ernst & Young LLP has been the Company's independent auditors since the Company's incorporation in 1988. The Company has been advised by Ernst & Young LLP that they are independent certified public accountants with respect to the Company within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

  A representative from Ernst & Young LLP is expected to be at the annual meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                             PROPOSAL NUMBER THREE

                      ADOPTION OF 1997 STOCK OPTION PLAN
                             FOR OUTSIDE DIRECTORS

  Proxies solicited by the Board of Directors will, unless otherwise directed, be voted for approval and adoption of the Company's 1997 Stock Option Plan for Outside Directors (the "Directors' Plan"). The Directors' Plan was approved, subject to shareholder approval, by the Board of Directors on March 10, 1997. Under the Directors' Plan, options to purchase up to 100,000 shares of Common Stock may be granted to directors who are not officers or employees of the Company or any of its subsidiaries. The description of the Directors' Plan set forth herein is qualified in its entirety by reference to the text of the Directors' Plan, a copy of which is attached hereto as Exhibit A.

  The purpose of the Directors' Plan is to attract and retain independent directors and to strengthen the mutuality of interests between such directors and the Company's shareholders. The Company currently has four directors who are eligible to receive options under the Directors' Plan: Frank Sica, Herbert Simon, Peter Sommerhauser and R. Elton White.

  The Directors' Plan will be administered by the Board of Directors. The Board shall have the authority to, among other things, select eligible directors to receive options under the Plan, determine the number of shares subject to any option and all the terms, conditions, restrictions and/or limitations, if any, of any option, including the time and conditions of exercise or vesting, and the terms of any form of option.

  The only grants being contemplated at this time are grants of options to purchase 4,000 shares of Common Stock to each of the eligible directors. The exercise price would be 100% of the fair market value of the Common Stock on the date of grant and the options would expire ten years after grant and vest over a four-year period. Although directors are reimbursed for travel expenses, none of the eligible directors is currently compensated for serving as a director, except Mr. White who receives certain cash compensation. Following adoption of the Directors' Plan, Mr. White's cash compensation would be discontinued.

  All options granted in the Directors' Plan will be "nonqualified" stock options. The option exercise price for all options will be determined by the Board but not less than 50% of the fair market value of a share of the Company's Common Stock on the date of grant. It is currently anticipated that the exercise price generally will be 100% of the fair market value of the Common Stock on the date of grant. On March 31, 1997, the average of the high and low sales prices of the Company's Common Stock on the New York Stock Exchange, Inc. was $43.125. Upon exercise, the option exercise price may, at the direction of the Board, be paid in Common Stock or such other consideration as the Board may deem appropriate.

  In the event of a change of control (defined generally as the acquisition by any person of 20% or more of the outstanding voting power of the Company (unless the Board determines such acquisition is not a change of control) or a change in a majority of the Board of Directors other than directors nominated by the incumbent Board (excluding incumbent directors whose initial assumption of office occurs as a result of an actual or threatened election contest)), all options shall become immediately vested and fully exercisable.

  The Board may at any time amend, discontinue or terminate the Directors' Plan in whole or in part; provided, however, that, unless otherwise required by law, the rights of a director with respect to options granted prior to such amendment, discontinuance or termination may not be materially impaired without the consent of such director.

  The grant by the Company of a nonqualified stock option is not a taxable event to the director. Generally, a director recognizes ordinary income on the date option shares are issued to him pursuant to the exercise of the option in an amount equal to the "spread" or the excess of the fair market value of the shares on that date over the exercise price. Any further gain or loss on disposition of the shares will be capital gain or loss if the shares are held by the director for investment.

  The Company will be entitled to deduct for federal income tax purposes any amount the director is required to include in ordinary income at the time such amount is so includable, provided that such amount is not deemed to be an "excess parachute payment" (i.e., payment payable upon a change of control of the Company that is in excess of reasonable compensation).

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE 1997 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS.

                                 OTHER MATTERS

COST OF SOLICITATION

  The entire cost of preparing, assembling, printing and mailing the proxy material, and the cost of soliciting proxies relating to the meeting, will be borne by the Company. In addition to use of the mail, proxies may be solicited by officers, directors, and other regular employees of the Company by telephone, facsimile or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

SHAREHOLDER PROPOSALS

  Proposals that shareholders intend to present at the 1998 Annual Meeting of Shareholders must be received at the Company's executive offices in Menomonee Falls, Wisconsin no later than February 28, 1998, in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Company), and must be received by December 23, 1997 for consideration for inclusion in the proxy material for that meeting.

OTHER PROPOSED ACTION

  If any other matters properly come before the meeting, including any adjournment or adjournments thereof, proxies received in response to this solicitation will be voted upon such matters in the discretion of the person or persons named in the accompanying proxy.

VOTING PROCEDURES

  The votes of shareholders present in person or represented by proxy at the meeting will be tabulated by an inspector of elections appointed by the Company. The nominees for directors of the Company who receive the greatest number of votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote thereon will be elected directors of the Company. The other proposals will be approved if the affirmative votes exceed the votes cast against. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present with respect to that matter. These so-called "broker non-votes" will have no effect on the outcome of the voting. Abstentions will also have no effect on the outcome of the voting.

  COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY AT N56 W17000 RIDGEWOOD DRIVE, MENOMONEE FALLS, WISCONSIN 53051. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THEM.

                                          By Order of the Board of Directors

                                          John F. Herma,
                                          Secretary

Menomonee Falls, Wisconsin
April 22, 1997

                                                                      EXHIBIT A

                              KOHL'S CORPORATION

                 1997 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

                                   ARTICLE I

                                    Purpose

  The purpose of the 1997 Stock Option Plan for Outside Directors (the "Plan") is to enable Kohl's Corporation (the "Company") to attract and retain outside directors and to strengthen the mutuality of interests between such directors and the Companys shareholders.

                                  ARTICLE II

                                  Definitions

  For purposes of the Plan, the following terms shall have the following meanings:

  2.1 "Board" shall mean the Board of Directors of the Company.

  2.2 "Change of Control" shall mean the occurrence of (1) the acquisition (other than from the Company) by any person, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company, a subsidiary of the Company, or any employee benefit plan or plans sponsored by the Company or any subsidiary of the Company, directly or indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 20% or more of the then outstanding shares of Common Stock of the Company or voting securities representing 20% or more of the combined voting power of the Companys then outstanding voting securities ordinarily entitled to vote in the election of directors unless the Incumbent Board (as defined below), before such acquisition or within 30 days thereafter, deems such acquisition not to be a Change of Control; or (2) individuals who, as of the Effective Date, constitute the Board (as of such date, the "Incumbent Board") ceasing for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be for purposes of the Plan, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-11.

  2.3 "Code" shall mean the Internal Revenue Code of 1986, as amended, and rules and regulations under the Internal Revenue Code of 1986, as amended.

  2.4 "Common Stock" shall mean the Common Shares, par value $.01 per share, of the Company.

  2.5 "Effective Date" shall mean the date on which the Plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present, or represented, and entitled to vote at a duly held meeting of the shareholders of the Company.

  2.6 "Eligible Director" shall mean any member of the Board who, on the date on which Options are to be granted, is not an officer or employee of the Company or any of the Company's subsidiaries, but shall exclude any such member of the Board who advises the Company in writing of his or her desire not to participate in the Plan.

  2.7 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  2.8 "Fair Market Value" for purposes of the Plan, unless otherwise required by the Code, shall mean, as of any date, the closing sales prices of a share of Common Stock as reported on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or traded on any such exchange, on the Nasdaq Stock Market, or, if not so listed or traded, the fair market value as determined by the Board, which determination shall be conclusive.

  2.9 "Optionee" shall mean an individual to whom a Stock Option has been granted under the Plan.

  2.10 "Stock Option or Option" shall mean any option to purchase shares of Common Stock granted pursuant to Article VI.

                                  ARTICLE III

                                Administration

  3.1 Administration The Plan shall be administered and interpreted by the Board.

  3.2 Guidelines Subject to Article VII, the Board shall have the authority to: (a) interpret the Plan; (b) establish such rules and regulations as it deems necessary for the proper operations and administration of the Plan; (c) select Eligible Directors to receive Options under the Plan; (d) determine the number of shares subject to any Option and all the terms, conditions, restrictions and/or limitations, if any, of any Option, including the time and conditions of exercise or vesting, and the terms of any form of Option; (e) determine the performance goals, if any, which will be applicable to the Option; (f) grant waivers of Plan terms, conditions, restrictions, and limitations; (g) accelerate the vesting or exercise of an Option or the performance period of an Option; and (h) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan. The Board may correct any defect, supply any omission, conform the Plan to any change in law or regulation, or reconcile any inconsistency or ambiguity in the Plan or in any Option in the manner and to the extent it shall deem necessary to carry the Plan into effect. Notwithstanding the foregoing, no action of the Board under this Section 3.2 shall impair the rights of any Optionee without such persons consent, unless otherwise required by law.

  3.3 Decisions Final Any decision, interpretation or other action made or taken in good faith by the Board in accordance with the Plan shall be final, binding and conclusive on the Company, all members of the Board and their respective heirs, executors, administrators, successors and assigns.

  3.4 Delegation The Board may delegate any or all of its administrative responsibilities under the Plan to officers or employees of the Company.

                                  ARTICLE IV

                               Share Limitation

  4.1 Shares The maximum aggregate number of shares of Common Stock that may be issued under the Plan shall be 100,000 shares of Common Stock (subject to any increase or decrease pursuant to Section 4.2), which may be either authorized and unissued shares of Common Stock or issued shares of Common Stock that have been reacquired by the Company. If any Option granted under the Plan shall expire, terminate or be canceled for any reason without having been exercised in full, the number of unpurchased shares shall again be available for the purposes of the Plan.

  4.1 Changes If there is any change in the number of outstanding shares of Common Stock through the declaration of stock dividends, stock splits or the like, the number of shares available for Options, the share subject to any Option and the exercise prices of Options shall be automatically adjusted. If there is any change in the number of outstanding shares of Common Stock through any change in the capital of the Company, or through any other transaction referred to in
Section 424(a) of the Code, the Committee shall make appropriate adjustments in the maximum number of shares of Common Stock which may be issued under the Plan and any adjustments and/or modifications to outstanding Options as it deems appropriate. In the event of any other change in the capital structure or in the Common Stock of the Company, or in the event of a merger, consolidation, combination or exchange of shares, or the like, as a result of which Common Stock is changed into another class, or securities of another person, cash or other property, the exercise price, consideration to be received, and other terms of an Option shall be adjusted as deemed equitable by the Board, in its sole discretion. The Board shall have authority to provide for, in appropriate cases upon the effectiveness of the transaction,
(a) waiver, in whole or in part, of remaining restrictions for vesting or earning, and (b) the conversion of outstanding Options into cash or other property to be received in the transactions immediately or over the periods the Option would have vested or been earned. Any adjustment, waiver, conversion or the like carried out by the Board under this Section shall be conclusive and binding for all purposes of the Plan.

                                   ARTICLE V

                                  Eligibility

  5.1 Eligible Directors. Only Eligible Directors shall be granted Options under the Plan.

                                  ARTICLE VI

                                 Stock Options

  6.1 Options. All Stock Options granted under the Plan shall be non-qualified stock options (i.e., options that do not qualify as incentive stock options under Section 422 of the Code).

  6.2 Grants. All grants of Options to Eligible Directors shall be determined by the Board. The Board may establish a formula by which Options under the Plan shall be automatically granted to Eligible Directors from time to time.

  6.3 Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board shall, in its discretion, determine:

    (a) Stock Option Certificate. Each Stock Option shall be evidenced by, and subject to the terms of, a Stock Option Certificate executed by the Company. The Stock Option Certificate shall specify the number of shares of Common Stock subject to the Stock Option, the option price, the option term, and the other terms and conditions applicable to the Stock Option.

    (b) Option Price. The option price per share of Common Stock purchasable upon exercise of a Stock Option shall be determined by the Board; provided, however, the option price shall be no less than 50% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

    (c) Additional Terms and Conditions. The Board may, by way of the Stock Option Certificate or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Stock Option provided they are not inconsistent with the Plan.

    (d) Exercise Payment. At the option of the Board, upon exercise, the option price of a Stock Option may be paid in cash, shares of Common Stock, a combination of the foregoing, or such other consideration as the Board may deem appropriate. The Board shall establish appropriate methods for accepting Common Stock and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise a Stock Option.

    (e) Change of Control. In the event of a Change of Control, all outstanding Stock Options shall immediately become fully exercisable.

    (f) Non-transferability of Option. Unless determined by the Board, no Stock Option shall be transferable by an Optionee otherwise than by will or by the laws of descent and distribution, to the extent consistent with the terms of the Plan and the Option, and all Stock Options shall be exercisable, during an Optionee's lifetime, only by the Optionee.

                                  ARTICLE VII

                           Termination or Amendment

  7.1 Termination or Amendment of the Plan. The Board may at any time amend, discontinue or terminate the Plan in whole or in part; provided, however, that, unless otherwise required by law, the rights of an Optionee with respect to Options granted prior to such amendment, discontinuance or termination, may not be materially impaired without the consent of such Optionee.

  7.2 Amendment of Options. The Board may amend the terms of any Stock Options, prospectively or retroactively, but, subject to Article IV, no such amendment or other action by the Board shall materially impair the rights of an Optionee without the Optionee's consent.

                                 ARTICLE VIII

                                 Unfunded Plan

  8.1 Unfunded Status of Plan. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payment not yet made to an Optionee by the Company, nothing contained herein shall give any such individual any rights that are greater than those of a general creditor of the Company.

                                  ARTICLE IX

                              General Provisions

  9.1 Nonassignment. Except as otherwise provided in the Plan or determined by the Board, Options granted hereunder and the rights and privileges conferred thereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such Option, right or privilege contrary to the provisions hereof, or upon the levy of any attachment or similar process thereon, such Option and the rights and privileges conferred thereby shall immediately terminate and the Option shall immediately be forfeited to the Company.

  9.2 Legend. The Board may require each person purchasing shares upon exercise of an Option to represent to the Company in writing that the Optionee is acquiring the shares for investment only and not for resale or with a view to distribution and to make such other representations as the Board may require. The stock certificates representing such shares may include any legend which the Board deems appropriate to reflect any restrictions on transfer.

  All certificates representing shares of Common Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or traded or the Nasdaq Stock Market, any applicable Federal or state securities law, and any applicable corporate law, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

  9.3 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements; and such arrangements may be either generally applicable or applicable only in specific cases.

  9.4 No Right to Continue Relationship. Neither the Plan nor the grant of an Option under the Plan shall confer upon any person any right to continue as a director of the Company or obligate the Company to nominate any director for reelection by the Company's shareholders.

  9.5 Listing and Other Conditions.

  (a) The issuance of any shares of Common Stock upon exercise of an Option shall be conditioned upon such shares being listed on a national securities exchange or on the Nasdaq Stock Market. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option shall be suspended until such listing has been effected.

  (b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock upon exercise of an Option is or may in the circumstances be unlawful or result in the imposition of a material amount of excise taxes under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Common Stock, and the right to exercise any Option shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or shall not result in the imposition of a material amount of excise taxes.

  (c) Upon termination of any period of suspension under this Section 9.5, any Option affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option.

  9.6 Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Wisconsin.

  9.6 Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

  9.8 Liability of the Board. No member of the board nor any employee of the Company or any of its subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member of the Board or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, gross negligence or fraud, for anything done or omitted to be done by himself.

  9.9 Costs. The Company shall bear all expenses incurred in administering the Plan, including expenses of issuing Common Stock upon the exercise of Options.

  9.10 Severability. If any part of the Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of the Plan which shall continue in full force and effect.

  9.11 Successors. The Plan shall be binding upon and inure to the benefit of any successor or successors of the Company.

  9.12 Heading. Article and section headings contained in the Plan are included for convenience only and are not to be used in construing or interpreting the Plan.

                                   ARTICLE X

                                 Term of Plan

  10.1 Effective Date. The Plan shall be effective as of the Effective Date.

  10.2 Termination. The Plan shall continue until terminated by the Board. Termination of the Plan shall not affect Options granted before such date, which shall continue to be exercisable, in accordance with the terms of the Plan, after the Plan terminates.

           [    ]

1. Election of directors of the Company for a             FOR all nominees  [_]     WITHHOLD AUTHORITY to vote    [_]   *EXCEPTIONS
   term of office expiring in 2000.                       listed below              for all nominees listed below

  Nominees: Jay H. Baker, Herbert Simon and Peter M. Sommerhauser
  (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

  *Exceptions_______________________________________________________________________________________________________________________

2. Ratify appointment of Ernst & Young LLP as independent auditors.    3. Approve the Company's 1997 Stock Option Plan for Outside
                                                                          Directors.

   FOR   [_]           AGAINST   [_]          ABSTAIN   [_]               FOR    [_]         AGAINST   [_]       ABSTAIN   [_]

4. In their discretion on such other business as may property come before the meeting.


                                                                                             Change of Address and
                                                                                             or Comments Mark Here    [_]

                                                                             Please sign your name exactly as it appears hereon.
                                                                             When signing as attorney, executor, administrator,
                                                                             trustee or guardian, please give full title as
                                                                             such. If a corporation, please sign in full corporate
                                                                             name by President or other authorized officer. If a
                                                                             partnership, please sign name by authorized person.

                                                                             Dated_________________________________________, 1997


                                                                                 _______________________________________________
                                                                                           (Signature of Stockholder)
                                                                   |
                                                                   |            _________________________________________________
                                                          _________|                   (Signature of Additional Stockholder)


Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.          Votes must be indicated    X
                                                                                    (x) in Black or Blue ink.

                              KOHL'S CORPORATION

                                   P R O X Y

                 Annual Meeting of Shareholders May 28, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints WILLIAM S. KELLOGG, JAY H. BAKER, JOHN F. HERMA and R. LAWRENCE MONTGOMERY, and each or any of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of KOHL'S CORPORATION, held of record by the undersigned on April 11, 1997, at the Annual Meeting of Shareholders of Kohl's Corporation to be held May 28, 1997, or at any adjournment thereof.

     The Board of Directors recommends a vote FOR Proposal Nos. 1, 2 and 3. This Proxy, when properly executed, will be voted as specified on the reverse side. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2 AND 3 IF NO SPECIFICATION IS MADE.

                    (Continued, and to be dated and signed on the reverse side.)


                                                KOHL'S CORPORATION
                                                P.O. BOX 11025
                                                NEW YORK, N.Y. 10203-0025